     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2000

                                                      REGISTRATION NO. 333-94291
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3

                                       TO

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                INTELISPAN, INC.
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

          WASHINGTON                         7379                         91-1738902
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
      OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)
          ORGANIZATION)

                       2151 EAST BROADWAY ROAD, SUITE 211
                              TEMPE, ARIZONA 85282
                                 (480) 446-3200
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                              JAMES D. SHOOK, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL, AND SECRETARY
                       2151 EAST BROADWAY ROAD, SUITE 211
                              TEMPE, ARIZONA 85282
                                 (480) 446-3200
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:
                              ROBERT S. KANT, ESQ.
                              JEAN E. HARRIS, ESQ.
                              SCOTT K. WEISS, ESQ.
                           GREENBERG TRAURIG, L.L.P.
                               ONE EAST CAMELBACK
                          PHOENIX, ARIZONA 85012-1656
                                 (602) 263-2300
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED             PROPOSED
                                                             MAXIMUM              MAXIMUM
     TITLE OF EACH CLASS OF          AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED            PER UNIT          OFFERING PRICE      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001...    1,420,000 Shares       $3.03 (1)           $4,304,375             $1,136.36(3)
                                       600,000 Shares       $4.625(2)            2,775,000              $732.60(3)
                                  -------------------                       -------------------  -------------------
                                     2,020,000 Shares                           $7,079,375             $1,868.96
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------


(1) Calculated upon the average of the bid and asked price of our common stock as of January 7, 2000.


(2) Calculated upon the average of the bid and asked price of our common stock as of February 22, 2000.


(3) Previously paid.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Amended and Restated Articles of Incorporation provide that a director of our company will not be personally liable to our company or our shareholders for monetary damages for conduct as a director, except for

     - acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director,

     - assenting to an unlawful distribution where it is established that the director did not perform the director's duty of loyalty to our company, or

     - any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

     Our articles of incorporation also provide that if the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of our company will be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended.

     Our articles of incorporation also provide that we will indemnify and advance expenses, to the fullest extent permitted by the Washington Business Corporation Act, to each person who is a director or officer of our company. This indemnity will not apply if

     - acts or omissions of the director or officer are found to be intentional misconduct or a knowing violation of law,

     - a director assents to an unlawful distribution and it is established that such director did not perform the director's duty of loyalty to our company; or

     - any transaction with respect to which it was found that such director or officer personally received a benefit in money, property, or services to which the director or officer was not legally entitled.

     In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in the Registration Statement. All such expenses are estimates except for the SEC registration fee.

SEC registration fee........................................  $  1,869
Accountants' fees and expenses..............................  $ 20,000
Legal fees and expenses.....................................  $ 60,000
Printing and engraving expenses.............................  $ 80,000
Transfer agent and registrar fees...........................  $  2,000
Miscellaneous fees..........................................  $  3,131
                                                              --------
     Total..................................................  $167,000
                                                              ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     In November 1996 through September 1997, we as Equipment Leasing & Sales Corporation, or ELSC, issued 3,500,000 shares of common stock to our founders for a total purchase price of $15,250. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

     In February 1997, we, as ELSC, completed an offering in which we issued to approximately 15 accredited investors 266,000 shares of common stock for a total of $53,200. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering and Rule 504 of Regulation D of the General Rules and Regulations under the Securities Act.

     In January 1998, we, as Intelispan Ventures, Inc., or IVI, completed an offering in which we issued to five international investors 1,383,139 shares of Class A common stock for a total purchase price of $600,000. These shareholders received rights to acquire additional Class A and B Shares and incentive warrants to acquire additional Class B shares depending upon the amount of funds raised in our next offering. This offering was completed, in part, to nullify a stock purchase agreement begun in September 1997. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering and Rule 506 of Regulation D of the General Rules and Regulations under the Securities Act.

     In March 1998, we, as IVI, completed an offering in which we issued to 21 accredited investors 1,662,500 shares of Class A common stock for a total purchase price of $3.325 million. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering and Rule 506 of Regulation D of the General Rules and Regulations under the Securities Act.

     In June 1998, we, as ELSC, completed an offering in which we issued to fourteen accredited investors 2,390,000 shares of common stock for a total purchase price of $239,000. We issued these shares in reliance on an exemption under Rule 504 of Regulation D of the General Rules and Regulations Under the Securities Act.

     In July 1998, we, as ELSC, issued 15,235,000 shares of common stock to the shareholders of IVI in connection with the merger of the companies. For each 1,000 shares of common stock held, each IVI shareholder received 884 shares of ELSC. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering and Rule 506 of Regulation D of the General Rules and Regulations Under the Securities Act.

     In September 1998, we completed an offering in which we issued units at a price of $7.50 per unit. Each unit consisted of one share of common stock and a warrant to purchase one-half of a share of common stock. We sold units to eight accredited investors, and as a result issued 341,334 shares of common stock for a total purchase price of $2.56 million. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act and Rule 506 of Regulation D of the General Rules and Regulations Under the Securities Act. In August 1999, these eight investors converted their units into Series A 10% Convertible Preferred Stock at $100 per share. Holders of Series A Preferred Stock are entitled to voting rights, and preferences in dividend and liquidation payments over the holders of common stock. See "Description of Securities -- Preferred Stock -- Series A Preferred Stock." Each share of Series A Preferred Stock is convertible into 50 shares of common stock. In connection with this conversion, we granted the holders of Series A Preferred Stock certain registration rights with respect to the underlying common stock. We issued the Series A Preferred Stock in reliance upon Section 4(2) of the Securities Act and Rule 504 of Regulation D of the General Rules and Regulations under the Securities Act.

     In March 1999, we completed an offering in which we issued to seven accredited investors, one of which was an international investor, 542,001 shares of common stock for a total purchase price of $760,000. We issued these shares in reliance on an exemption under Section 4(2) of the Securities Act and Rule 504 of Regulation D of the General Rules and Regulations under the Securities Act.

     In March 1999 and April 1999, we sold notes totaling $206,250 to one international corporate accredited investor. In June, we issued an additional $1,000 promissory note to this investor to extend the maturity date of these notes to October 31, 1999. The investor converted $150,000 of the amounts outstanding into units in our December 1999 offering.

     In July 1999 through October 1999, we sold to two accredited investors an aggregate of $750,000 principal amount of notes. In connection with the issuance of the notes, we issued to the holders warrants to purchase 600,000 shares of common stock at an exercise price of $1.05 per share. At that time, we were anticipating merging with another corporation. If we completed the merger, the notes automatically converted into common stock. The notes were due May 2000, and the principal amount of the notes and accrued interest were converted into units in our private placement during December 1999.

     In October 1999, ComVest, an affiliate of Commonwealth, made available to us up to $1.0 million in a bridge financing. As of December 13, 1999, we had borrowed an aggregate of $595,000 from ComVest and its designees, evidenced by bridge notes, and agreed to convert the bridge notes into units at the closing of the private placement. As a result of the conversion, ComVest and its designees received 5.95 units in the private placement, consisting of 793,331 shares of common stock and unit warrants to purchase 396,669 shares of common stock at an exercise price of $0.75 per share. In connection with the bridge financing, we issued to ComVest and its designees bridge warrants to purchase 10,000,000 shares of common stock at an exercise price of $.01 per share, which

ComVest and its designees exercised prior to the closing of the private placement. ComVest sold a portion of the bridge warrants to affiliates of Commonwealth. We issued the bridge notes and bridge warrants in reliance on an exemption under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

     In December 1999, we offered and sold units at a price of $100,000 per unit in a private placement. We offered the units only to persons that were "accredited investors," as defined under the Securities Act and Regulation D promulgated thereunder. Each unit consisted of 133,333 shares of common stock and a warrant to purchase 66,667 shares of common stock at an exercise price of $0.75 per share. As of the date of this filing, we have sold 139.51 units, resulting in the issuance of 18,601,287 shares of common stock and 9,300,713 unit warrants for a total purchase price of $13,951,000. Commonwealth Associates, L.P. is offering the units on behalf of us as the placement agent in the offering on a "best efforts" basis. In connection with this offering, Commonwealth received (i) a commission equal to 7% of the aggregate purchase price of the units sold, and (ii) a structuring fee equal to 3% of the aggregate purchase price of the units sold. We also issued to Commonwealth seven-year agent warrants to purchase, at an exercise price of $0.75 per share, 33.33% of the shares of common stock (a) included in the units sold, and (b) issuable upon exercise of the unit warrants included in the units sold. Pursuant to the sale of 139.51 units, we paid Commonwealth approximately $977,000 in commissions, $419,000 in structuring fees, and issued it 9,300,667 agent warrants. As of the date of the private placement, ComVest, an affiliate of Commonwealth, had lent us approximately $595,000 evidenced by bridge notes. ComVest and its designees converted the bridge notes into 5.95 units in the offering and received 793,331 shares of common stock and unit warrants to purchase 396,669 shares of common stock. We also agreed to convert approximately $1.0 million of other short-term indebtedness and approximately $116,500 of compensation payable to certain directors and officers into units in the offering. We issued the units and agent warrants in reliance on an exemption under Section 4(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act.

ITEM 27.  EXHIBITS.


EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
-------                      ----------------------
  3.1     Amended and Restated Articles of Incorporation of the
          Registrant**
  3.2     Bylaws of the Registrant**
  4.1     Specimen of Common Stock Certificate**
  4.2     Specimen of Series A 10% Convertible Participating Preferred
          Stock Certificate**
    5     Opinion of Greenberg Traurig, a partnership of limited
          liability entities**
 10.1     The GridNet International, Inc. Program Enrollment Terms in
          connection with its agreement for Data Communication
          Products or Services dated April 9, 1998 (and the Terms and
          Conditions attached thereto dated February 1998) by and
          between GridNet International, Inc. and the Registrant+
 10.2     Information Technology Supply Agreement dated September 10,
          1997 between Contego, LLC and Security Domain Pty Limited**
 10.3     Strategic Alliance Agreement dated December 11, 1997 by and between Contego, LLC and GridNet International, Inc.+

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
-------                      ----------------------
 10.4     Distributor Agreement dated January 15, 1999 between
          Contego, LLC and the Registrant**
 10.5     Software License and Distribution Agreement dated June 18,
          1998 by and between the Registrant and Cyclone Software
          Corporation**
 10.6     Altiga Networks, Inc. Authorized Distributor Agreement dated
          June 23, 1999 between Altiga Networks, Inc. and the
          Registrant+
 10.7     Performance Equity Plan**
 10.8     The Registrant's Severance Plan and Summary Plan
          Description**
 23.1     Consent of Greenberg Traurig, a partnership of limited
          liability entities (included in Exhibit 5)**
 23.2     Consent of KPMG LLP**
 23.3     Consents of Proposed Directors**
   24     Power of Attorney of Directors and Executive Officers
          (included on Signature Page of the Registration Statement)**
 27.1     Financial Data Schedule for Fiscal Year Ended December 31,
          1997**
 27.2     Financial Data Schedule for Nine Months Ended September 30,
          1998**
 27.3     Financial Data Schedule for Fiscal Year Ended December 31,
          1998**
 27.4     Financial Data Schedule for Nine Months Ended September 30,
          1999**
 27.5     Financial Data Schedule for Fiscal Year Ended December 31,
          1999**


-------------------------

 * To be filed by amendment.

** Previously filed.


 + Portions of the exhibit have been omitted pursuant to a request for confidential treatment.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Tempe, state of Arizona, on March 21, 2000.


                                          INTELISPAN, INC.

                                          By: /s/ TRAVIS LEE PROVOW
                                            ------------------------------------
                                              Travis Lee Provow
                                              President and Chief Executive
                                              Officer (Principal Executive
                                              Officer)


     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.




                         *                           Chairman of the Board of       March 21, 2000
---------------------------------------------------    Directors
             Maurice J. Gallagher, Jr.

               /s/ TRAVIS LEE PROVOW                 President, Chief Executive     March 21, 2000
---------------------------------------------------    Officer, and Director
                 Travis Lee Provow                     (Principal Executive
                                                       Officer)

                         *                           Vice Chairman of the Board     March 21, 2000
---------------------------------------------------    of Directors, Vice
                  Peter A. Nelson                      President -- Business
                                                       Development, and Founder

                         *                           Chief Financial Officer        March 21, 2000
---------------------------------------------------    (Principal Accounting
                  Scot A. Brands                       Officer)

                         *                           Director                       March 21, 2000
---------------------------------------------------
                  Michael S. Falk

                         *                           Director                       March 21, 2000
---------------------------------------------------
                Philip R. Ladouceur

            *By: /s/ TRAVIS LEE PROVOW
   ---------------------------------------------
                 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.
-------
  3.1     Amended and Restated Articles of Incorporation of the
          Registrant**
  3.2     Bylaws of the Registrant**
  4.1     Specimen of Common Stock Certificate**
  4.2     Specimen of Series A 10% Convertible Participating Preferred
          Stock Certificate**
    5     Opinion of Greenberg Traurig, a partnership of limited
          liability entities**
 10.1     The GridNet International, Inc. Program Enrollment Terms in
          connection with its agreement for Data Communication
          Products or Services dated April 9, 1998 (and the Terms and
          Conditions attached thereto dated February 1998) by and
          between GridNet International, Inc. and the Registrant+
 10.2     Information Technology Supply Agreement dated September 10,
          1997 between Contego, LLC and Security Domain Pty Limited**
 10.3     Strategic Alliance Agreement dated December 11, 1997 by and between Contego, LLC and GridNet International, Inc.+
 10.4     Distributor Agreement dated January 15, 1999 between
          Contego, LLC and the Registrant**
 10.5     Software License and Distribution Agreement dated June 18,
          1998 by and between the Registrant and Cyclone Software
          Corporation**
 10.6     Altiga Networks, Inc. Authorized Distributor Agreement dated
          June 23, 1999 between Altiga Networks, Inc. and the
          Registrant+
 10.7     Performance Equity Plan**
 10.8     The Registrant's Severance Plan and Summary Plan
          Description**
 23.1     Consent of Greenberg Traurig, a partnership of limited
          liability entities (included in Exhibit 5)**
 23.2     Consent of KPMG LLP**
 23.3     Consents of Proposed Directors**
   24     Power of Attorney of Directors and Executive Officers
          (included on Signature Page of the Registration Statement)**
 27.1     Financial Data Schedule for Fiscal Year Ended December 31,
          1997**
 27.2     Financial Data Schedule for Nine Months Ended September 30,
          1998**
 27.3     Financial Data Schedule for Fiscal Year Ended December 31,
          1998**
 27.4     Financial Data Schedule for Nine Months Ended September 30,
          1999**
 27.5     Financial Data Schedule for Fiscal Year Ended December 31,
          1999**


-------------------------

 * To be filed by amendment.

** Previously filed.


 + Portions of the exhibit have been omitted pursuant to a request for confidential treatment.